Exhibit 10.1

AMENDMENT NO. 3

TO

SENIOR EXECUTIVE SEVERANCE AGREEMENT.

The Ryland Group, Inc. (the “Company”) and                                    (the “Executive”) amend the Senior Executive Severance Agreement dated as of                          (the “Agreement”) to modify Section 1.8, “Subsequent Imposition of Excise Tax” to eliminate the “tax gross-up” benefit it provides to the Executive.

Accordingly, the Agreement is amended, effective October 1, 2012 to delete Section 1.8 in its entirety and substitute the following new Section 1.8:

1.                                    Section 1.8 is amended in its entirety, as follows:

“1.8 Golden Parachute Limitation.  Notwithstanding any other provision of this Agreement, in the event that it shall be determined that the aggregate payments or distributions to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Payments”), constitute “excess parachute payments” (as such term is defined under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) or any successor provision, and the regulations promulgated thereunder (collectively, “Section 280G”)) that would be subject to the excise tax imposed by Section 4999 of the Code or any successor provision (collectively, “Section 4999”) or any interest or penalties with respect to such excise tax (the total excise tax, together with any interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Payments shall be either (a) delivered in full, or (b) delivered to such lesser extent that would result in no portion of the Payments being subject to the Excise Tax (the “Capped Payment”), whichever of the foregoing amounts, taking into account the applicable Federal, state or local income and employment taxes and the Excise Tax, results in the receipt by the Executive, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be subject to the Excise Tax.  If a reduction in the Payments is required so that the amount of the Payments equals the Capped Payment, the Payments shall be reduced in the following order: (1) reduction of cash Payments otherwise payable to Executive that are exempt from Code Section 409A; (2) reduction of any other payments and benefits otherwise payable to Executive that are exempt from Code Section 409A; (3) cancellation of accelerated vesting of equity awards (other than stock options) that are exempt from Code Section 409A; (4) cancellation of accelerated vesting of stock options that are exempt from Code Section 409A; and (5) reduction of any other payments and benefits otherwise payable to Executive on a pro-rata basis or such other manner that complies with Code Section 409A, as determined by the Company.  If acceleration of vesting of Executives stock options or other equity awards is to be cancelled pursuant to clauses (3)

or (4) of the immediately preceding sentence, such cancellation of the acceleration of vesting shall be accomplished by first canceling such acceleration for the vesting installment that will vest last and continuing to the extent necessary by canceling such acceleration for the next vesting installment with the latest vesting.  All computations and determinations called for by this Section 1.8 shall be made and reported in writing to the Company and Executive by an independent accounting firm or independent tax counsel selected by the Executive subject to approval by the Company, which approval shall not be unreasonably withheld (the “Tax Advisor”).  The Company shall pay all fees and expenses charged by the Tax Advisor in connection with its services.  In no event shall any reduction or cancellation of Payments pursuant to this Section 1.8 result in an impermissible change in the form or timing of payments, or an impermissible acceleration of payments, in violation of Code Section 409A.”

IN WITNESS WHEREOF, the parties have executed this Amendment as of                       , 2012.

THE RYLAND GROUP, INC.		EXECUTIVE:

By:
William L. Jews
Chairman of the Board of Directors

Attest:
Timothy J. Geckle
Secretary